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                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of OPNET Technologies, Inc. on Form S-8 of our report dated April 19, 2000, except for note 15 paragraph 1, paragraph 2, paragraphs 3 through 5, and paragraph 6 as to which the dates are June 2, 2000, June 5, 2000, June 10, 2000, and June 27, 2000 respectively, contained in Registration Statement No. 333-32588 of OPNET Technologies, Inc. on Form S-1 under the Securities Act of 1933 insofar as such report relates to the financial statements of OPNET Technologies, Inc. for the year ended March 31, 2000.


DELOITTE & TOUCHE LLP
McLean, Virginia


August 23, 2000